Date:        January 5, 2026

To:        Daniel Chard

From:        Jeffrey Brown
        Lead Director of the Board

Subject:    Change in Compensation and Transition in Position

CC:        Personnel file of Dan Chard

Dear Dan,

As you know, the Compensation Committee of the Board of Directors recently updated Medifast’s 2026 executive compensation peer group to reflect the current size, performance, and outlook of the company. Following this review, and in light of your continued positioning above the market median, the Compensation Committee approved changes to your compensation in order to more closely align it with our revised peer group and your planned transition from Chairman and Chief Executive Officer to non-executive Chairman.

Effective January 5, 2026, your annual base salary will be $800,000 USD, paid bi-weekly.

In 2026, you will remain eligible to participate in the Success Sharing Incentive Plan, with a reduced target award equal to 100% of your base salary as of January 5, 2026, provided that you continue to provide service as non-executive Chairman through December 31, 2026. The actual bonus amount awarded will be determined based on Medifast’s 2026 performance and is subject to the terms of the Success Sharing Incentive Plan. The Success Sharing Incentive Plan, and your participation thereunder, are subject to change by the Company in its sole discretion. This bonus is payable in Spring 2027.

You will also continue to remain eligible to participate in Medifast’s Long-Term Incentive (LTI) Plan, which provides for annual equity grants in the form of restricted share units (RSUs) and performance share units (PSUs). Your LTI target award for 2026 will be reduced to 300% of your base salary as of January 5, 2026, and your 2026 LTI equity grant will be communicated in mid-March pursuant to Compensation Committee approval.

You acknowledge and agree that the reduction in your base salary and target bonus will not constitute Good Reason under the Medifast, Inc. Executive Severance Plan.

Furthermore, effective June 1, 2026, your transition compensation package to the role of Board Chairman, will be as follows:
•An annual cash retainer of $65,000, paid in quarterly installments
•An annual Chairman retainer of $75,000, paid in quarterly installments
•Prorated 2026 bonus based on days of employment in 2026

•Prorated 2026 LTI grant based on days of employment in 2026
•Current restricted stock unit, performance share units, and deferred share equity grants continue to vest, provided that you continue to provide service as non-executive Chairman through the applicable vesting date(s).

Following the 2026 transition year, your compensation package will consist of an annual cash retainer, Chairman retainer, committee fees (as applicable) and an annual equity grant, with values to be determined by the Board of Directors during their June 2027 meeting. Beginning with the 2027 calendar year, you will be eligible to participate in the Medifast, Inc. Directors’ Deferred Compensation Plan, provided that you make a deferral election in accordance with the terms of the plan.

Dan, we appreciate your understanding as we recalibrate your compensation to align with the current realities of the business and the market. We are grateful for your leadership and look forward to continuing our partnership with you in the new year, in your role as Board Chairman.

Please indicate acceptance of these changes by signing below.

/s/ Daniel Chard